Exhibit 10.9

January 4, 2018

Dale Ritter

Dear Dale:

As you know, Inotek Pharmaceuticals Corporation (the “Company”) is entering into a business combination with Rocket Pharmaceuticals Ltd. (the “Merger”).  Following the Merger, the Company’s name will be Rocket Pharmaceuticals, Inc.  In recognition of your continuing key role at and services on behalf of the Company, the Company would like to grant you a retention bonus in order to incentivize your continued employment with the Company through March 16, 2018 (the “Retention Date”).  Following the Retention Date, your employment with the Company shall terminate, subject to the provisions of your employment agreement with the Company.

Therefore, in order to incentivize your continued employment with the Company through the Retention Date, you will be eligible to receive a cash retention bonus equal to $40,000 (the “Retention Bonus”), less applicable tax withholdings, subject to your continued employment with the Company through the Retention Date and your execution of a release of claims in a form acceptable to the Company at the time of your termination.  In order to receive the Retention Bonus, you must remain employed by the Company in good standing as of the Retention Date and assist with such transitional duties related to the Merger as may reasonably be requested, including but not limited to completion of the final audit, closing the books, filing all required documents with the Securities and Exchange Commission, transition of equity and pay plans and other general transition activities required to support the Merger.

Notwithstanding the foregoing, if the Company (or an affiliate) terminates your employment prior to the Retention Date, without Cause (as defined below), then subject to your delivery to the Company of an executed release of claims in a form acceptable to the Company, you will receive the Retention Bonus within 14 days following the effective date of such release.

If your employment is terminated for Cause or you otherwise resign from employment for any reason prior to the Retention Date, you shall not be eligible to receive the Retention Bonus.

For purposes of this letter, “Cause” means:

(i)your failure to substantially perform your duties for the Company or an affiliate;

(ii)your commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(iii)your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or an affiliate’s premises or while performing your duties and responsibilities for the Company or an affiliate;

(iv)your commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company or an affiliate (or any predecessor thereto or successor thereof); or

(v)your breach of any agreement with the Company or an affiliate to which you are a party (including, without limitation, any breach of the noncompetition, nonsolicitation, confidentiality or other restrictive covenant of any such agreement).

Whether or not an event giving rise to “Cause” occurs will be determined by the Company in its sole discretion.

Nothing in this letter changes the “at-will” status of your employment or affects any other Company plan, agreement or arrangement covering you.  For avoidance of doubt, you shall continue to be covered by the terms of any severance and/or separation agreements or policies currently applicable to you in accordance with the provisions thereof.

The Company intends that the payments under this letter be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) as “short term deferrals” under Section l.409A-l(b)(4) of the Treasury Regulations, and the terms of this letter will be construed and administered in a manner that is consistent with such intent.  A termination of employment shall occur under this letter only if such termination is a “separation from service” within the meaning of Section 409A.

You hereby agree to keep the terms of this letter confidential, except that you may disclose it to your spouse, attorneys and accountants.

Thank you for all your hard work for the Company.  Please indicate your agreement to the terms of this letter by signing below and returning a copy to me at your earliest convenience.  This agreement will be effective upon the closing of the Merger.

Sincerely,

/s/ Brian Batchelder

Brian Batchelder

Rocket Pharmaceuticals, Inc.

AGREED AND ACKNOWLEDGED

/s/ Dale Ritter	January 4, 2018
Employee	Date

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